Exhibit 77(c)

                Matters submitted to a vote of security holders

A special meeting of shareholders was held on July 22, 2003 to approve the following:

     A Sub-Advisory Agreement between ING Investments, LLC and ING Aeltus
     Investment Management, Inc. with no change in Adviser, the portfolio manager(s) or the overall management fee paid by the Fund.
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                                                            Shares voted
                                                            against or      Total Shares
            Proposal                   Shares voted for       withheld          Voted
            --------                   ----------------       --------          -----
      ING GNMA Income Fund              78,774,693.474       1,440,831.032   82,247,850.598
   High Yield Opportunity Fund          44,274,656.435         691,452.685   45,870,370.400
ING Lexington Money Market Trust        22,746,719.337       1,122,464.730   25,769,180.187
      ING Money Market Fund             42,187,032.551         353,246.020   43,179,197.405
     ING Strategic Bond Fund             3,660,224.934          88,690.643    3,809,262.951
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